EXHIBIT 99.1
August 14, 2026

Atmus Filtration Technologies Declares Quarterly Dividend

NASHVILLE, Tenn. – Atmus Filtration Technologies Inc. (Atmus; NYSE: ATMU), a global leader in the filtration industry, announced today that its Board of Directors has declared a quarterly cash dividend in the amount of $0.06 per common share, an increase from the prior quarterly dividend of $0.055 per common share. The dividend is payable on September 9, 2026, to shareholders of record at the close of business on August 27, 2026.

About Atmus Filtration Technologies Inc.
Atmus Filtration Technologies Inc. (Atmus; NYSE: ATMU) is a global leader in filtration and media solutions. With more than 65 years of innovation and engineering expertise to deliver high-performance filtration solutions, Atmus operates through two business segments: Power Solutions, which serves global on- and off-highway equipment markets through its trusted Fleetguard® brand; and Industrial Solutions, which addresses commercial and industrial HVAC applications, and high- growth end markets including data centers and power generation environments – through its dependable Koch Filter® brand. Headquartered in Nashville, Tenn., Atmus employs nearly 5,000 people worldwide who are committed to creating a better future by protecting what is important. Learn more at https://www.atmus.com.

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Media Contacts

Investor relations:
Todd Chirillo
investor.relations@atmus.com

Media relations:
Jayme Owen
media.inquiries@atmus.com